Exhibit 10.4

SECOND AMENDMENT
TO THE AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
2016 EMPLOYEE INCENTIVE PLAN
The following amendment (the “Second Amendment”) to the American Equity Investment Life Holding Company (the “Company”) 2016 Employee Incentive Plan (the “Plan”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company on February 28, 2019. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
1.    Amendment to Section 9.8. Section 9.8 is amended and replaced in its entirety to read as follows:
9.8    “Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes or social insurance contributions required by law to be withheld with respect to an Award under the Plan no later than the date of the event creating tax liability (as determined without regard to any potential application of Section 83(c)(3) of the Code). The Company and its Affiliates may, to the extent permitted by law, deduct any such tax or social insurance obligations from any payment of any kind due the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax or social insurance obligations required by law to be withheld in respect of Awards, or, if applicable, such other withholding amount (a “Greater Amount”) as mutually agreed upon by the Company and the Participant, up to the sum of all applicable statutory maximum rates (provided, in the case of a Participant who is an “officer” of the Company as defined in Rule 16a-1(f) promulgated pursuant to the Exchange Act (or any successor rule), that such other amount is approved in advance by the Committee or the Board), may be paid in whole or in part in Shares, including Shares retained by the Company from the Award creating the obligation, valued at their Fair Market Value on the date of retention or delivery. In particular, but not in limitation of the foregoing, with respect to Awards of RSUs and RSAs, the Company shall withhold from the payment of an Award and shall retain that number of Shares the Fair Market Value of which is equal to the amount of tax required to be withheld and paid, or any applicable Greater Amount, on the date of retention or delivery.”
2.    Effect on the Plan. Except as specifically amended by this Amendment, the Plan shall remain in full force and effect.
3.    Governing Law. This Amendment shall be governed by and construed according to the laws of the State of Iowa.
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IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:
Name: John M. Matovina
Title: Chief Executive Officer & President

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